Exhibit 14.1

EXHIBIT A

CODE OF BUSINESS CONDUCT
OF
LOCATION BASED TECHNOLOGIES. INC.

THIS CODE APPLIES TO EVERY DIRECTOR. OFFICER AND EMPLOYEE OF LOCATION BASED TECHNOLOGIES. INC. ("LBT" OR THE "COMPANY"). (EMPLOYEE INCLUDES ANY INDIVIDUAL THAT IS PAID ON THE COMPANY PAYROLL.)

BACKGROUND

Our reputation at LBT depends upon all of the decisions we make and all the actions we take. personally and collectively, each day. Our corporate values define how we evaluate our decisions and actions and how we will conduct our business. We work in a global and ever- changing business environment yet our values must remain a constant. We are striving to build a work environment upon the foundation of Integrity, Innovation  and Commitment. Our progress will be measured by what we achieve, one good decision at a time. Our high quality standards will reward us with a desired reputation in today's marketplace, a reputation of integrity, honesty and dependability. That strong ethical reputation will become a vital asset and each of us shares a personal responsibility to protect. to preserve and to enhance it. Our reputation is a central asset and must be protected in all of our business and community relationships. By understanding and applying the values we embrace, each of us will be proud of what we do and how we to it.

INTRODUCTION

To further the Company's fundamental principles of honesty, loyalty, fairness and forthrightness, we have established this Code of Business Conduct ("Code"). Our Code strives to deter wrongdoing and promote the following six objectives:
  Honest and ethical conduct;
  Avoidance of conflicts of interest;
  Full, fair, accurate. timely and transparent disclosure in all reports to the public:
  Compliance with the applicable government and self-regulatory organization laws. rules and regulations;
  Prompt internal reporting of Code violations; and
  Accountability for compliance with the Code.
This Code was adopted by the Company's Board of Directors on 4th Jan. 2008, 2007. It covers a wide range of business practices and procedures. It does not cover every issue that may arise. but it sets out basic principles to guide all employees. directors and officers of the Company. All of our employees, directors and officers must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action, including possible dismissal. Furthermore, violations of this Code may also be violations of the law and may result in civil or criminal penalties for you, your supervisors and/or the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures set out in Section 18 of this Code.

Each of the Company's directors, officers and employees is expected to:

Understand. The Company expects YOU to understand the Code as it pertains to the requirements of your position including Company expectations and governmental rules and regulations that apply to your position.

Comply. The Company expects YOU to comply with this Code and all applicable laws, rules and regulations.

Report. The Company expects YOU to report any violation of this Code of which you become aware.

Accountable. The Company holds YOU accountable for complying with this Code.

THE CODE

1.             Compliance with Laws, Rules and Regulations.

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees, directors and officers must respect and obey the laws of the cities, states and countries in which we operate. Although employees, directors and officers are not expected to know the details of each of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.             Conflicts of Interest.

A "conflict of interest" exists when a person's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, directors and officers and their family members may create conflicts of interest and are not permissible ever with respect to directors and executive officers.

It is almost always a conflict of interest for a Company employee, director or officer to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or follow the procedures set out in Section 18. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures provided in Section 18 of this Code.

3.             Use of Inside Information and Securities Trading.

In the course of business activities, employees, directors and officers may become aware of nonpublic information regarding the business, operations or securities of the Company. The securities laws and Company policies prohibit trading securities on the basis of such non-public information (often called "inside information") if it is material. Information is deemed to be material if an investor would consider it important in deciding whether to buy, sell or hold securities. Examples of items that may be material include:
  Financial results and forecasts.
  Possible mergers, acquisitions, divestitures and investments.
  Obtaining or losing important contracts.
  Significant discoveries.
  Major litigation developments
Information is considered to be non-public unless it has been adequately disclosed to the public and there has been sufficient time and opportunity for the market as a whole to assimilate the information. Generally, this means that the information has been available to the public for at least two business days.

An employee, director or officer (or close family member) who is aware of non-public material information related to the Company, or to firms negotiating or competing with the Company, may not buy or sell shares or other securities of the Company or these firms. Such information may not be disclosed to anyone other than employees, officers or directors or appropriate agents or representatives who have established their need to know, until the information has been adequately disclosed to the public by authorized Company officials. This means that you may not provide material non-public information to persons outside the Company (so-called "tipper") who might decide to effect trades based on the information.

4.             Corporate Opportunities.

Employees, officers and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for personal gain, and no employee, officer, or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.             Competition and Fair Dealing.

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

We comply with all applicable anti-trust laws and regulations, whether federal, state or foreign. No employee, director or officer is permitted to engage in price fixing, bid rigging, allocation of markets or customers, and similar anti-competitive activities.

To maintain the Company's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, director or officer, family member of an employee, director or officer, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.             Discrimination and Harassment.

The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. For further information you should consult the appropriate Company policy.

7.             Health and Safety.

The Company strives to provide each employee, director and officer with a safe and healthful work environment. Each employee and officer has responsibility for maintaining a safe and healthy workplace for all employees and officers by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted.

Employees and officers should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

8.             Environmental.

The Company complies with and expects its employees and officers to follow all applicable environmental laws and regulations. If you are uncertain about your responsibility or obligation you should check with the designated individual who is responsible for environmental matters at your business unit for guidance.

9.             Record-Keeping and Disclosures.

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many employees, directors and officers regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, must be promptly disclosed as appropriate in accordance with any applicable laws or regulations and must conform both to applicable legal requirements and to the Company's system of internal controls.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. In the event of litigation or governmental investigation, no documents or records which might relate to such may be altered or disposed of in any way when in doubt, please consult the Chief Operating Officer or Chief Financial Officer.

10.            Confidentiality.

Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized by the Chief Financial Officer or required by laws or regulations. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

11.            Protection and Proper Use of Company Assets.

All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All company assets should be used for legitimate company purposes. Any suspected incident of fraud or theft should be immediately reported for investigation.

Telephones, computers and other business equipment are supplied to employees to enhance productivity. Except for limited personal use of Company telephones, computers or e-mail, such equipment may only be used for business purposes. Officers and employees should not expect a right of privacy for e-mail or Internet use, and such is subject to monitoring by the Company.

The obligation of employees, directors and officers to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.            Payments to Government Personnel.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

13.            Trade Issues.

From time to time the United States, foreign governments and the United Nations have imposed boycotts and trading sanctions against various governments and regions which must be obeyed.

Advice and current status of these matters must be obtained from the Chief Operating Officer, Chief Financial Officer or legal counsel.

14.            Waivers of the Code of Business Conduct.

Any waiver of this Code for executive officers or directors may be made only by the Audit Committee, if any, or the Board of Directors, and will be promptly disclosed as required by law or stock exchange regulation.

15.            Reporting any Illegal or Unethical Behavior.

Employees should talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. However, anonymous reporting may be made to the Audit Committee, if any, or the Board of Directors, and/or to the Company's Anonymous Reporting Hotline when, and if, such is established. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

16.            Improper Influence on Conduct of Auditors.

You are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence, the Company's independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor: (1) to issue or reissue a report on the Company's financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other professional or regulatory standards); (2) not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards; (3) not to withdraw an issued report; or (4) not to communicate matters to the Company's Audit Committee, if any.

17.            Political Contributions and Lobbying Activities.

Political Contributions. U.S. corporations are barred by federal law from making political contributions in connection with federal elections. Many states and foreign jurisdictions have similar prohibitions. Therefore, except as permitted by such laws and authorized by the Board of Directors:
  no funds or assets of the Company (including property, services, and use of facilities) shall be contributed to any political organization or to any individual who holds or is a candidate for public office; and
  except for Company approved political action committees, business groups and trade associations, the Company shall not support any organization that raises funds for political purposes.
Lobbying Activities. Without prior approval of the Chief Executive Officer or designated executive officers, or their designees, and the appropriate compliance officer, if any, no officer, director, employee, agent or representative may contact on behalf of the Company any federal, state or local government official or member or an employee of a legislative body or government agency or department for the purpose of influencing policy, legislation, agency rules or regulations or any other official action. Prior to any lobbying efforts, the Company and the officer, director or employee may have to register with the appropriate governmental entity.

Personal Activities. The Company encourages employees to participate in the political process on their own time. Employees have a right to make political contributions in their own name and from their own assets. Employees will not be required by the Company to make any political contributions. Employees will not be reimbursed or compensated by the Company for any political contributions.

18.           Compliance Procedures.

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

(a)            Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

(b)            Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

(c)            Discuss the problem with your Supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems. For senior executive officers and directors, basic guidance should come from the Audit Committee.

(d)            Seek help from Company resources. In a case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor, you may address your concerns to the Chief Financial Officer, General Counsel, if any, the Audit Committee, if any, or the Board of Directors.

(e)            You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees, directors or officers for good faith reports of ethical violations.

(f)            Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

19.           Accountability.

All employees, officers and directors are subject to the Company's Code, which describes procedures for the internal reporting of violations of the Code. All employees, officers and directors must comply with those reporting requirements and promote compliance with them by others. Failure to adhere to this Code by any employee, officer or director will result in disciplinary action, up to and including termination.

Your Personal Commitment to
the Location Based Technologies, Inc.
Code of Business Conduct

I acknowledge that I received a copy of the Code of Business Conduct of Location Based Technologies, Inc. ("the Code"), that I have read the Code and that I understand it. I will comply with the Code. If I learn that there has been a violation of the Code, I will contact the appropriate person(s) as soon as possible.

[For officers and employees only.] I acknowledge that the Code is not a contract, and that nothing in the Code is intended to change the traditional relationship of employment-at-will.

Dated:___________________, 20
Signature

Print Name

EXHIBIT B

LOCATION BASED TECHNOLOGIES, INC.
CODE OF ETHICS FOR
SENIOR FINANCIAL OFFICERS

Location Based Technologies, Inc. (the "Company") has a Code of Business Conduct applicable to all employees of the Company. The Chief Executive Officer ("CEO"), the Chief Operating Officer ("COO") and the Chief Financial Officer ("CFO") of the Company, as well as senior fmancial personnel (such as a Controller) as may be designated by the CEO, COO or CFO (the "Senior Financial Officers") are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. Because of the important and elevated role in our corporate governance system held by the Senior Financial Officers, they are subject to the following additional policies set forth in this Code of Ethics:

1. Honest and Ethical Code. The Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that encourage and reward professional integrity in all aspects of our financial organization by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from our financial organization or our Company. The Senior Financial Officers will demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout our finance organization.

2. Full, Fair and Accurate SEC Disclosure. The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission ("SEC). Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Audit Committee, if any, or the entire Board of Directors, any material information of which such officer may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee, or the entire Board of Directors, in fulfilling its responsibilities as specified in an Audit Committee Charter, if any, and the Company's policies and procedures regarding financial reporting and disclosure. The CEO and the COO or CFO shall review the Company's Annual and Quarterly Reports before certifying and filing them with the SEC.

3. Compliance with Laws. In performing his or her duties, each Senior Financial Officer shall endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules and regulations and applicable rules and regulations of self-regulatory organizations.

4. Reporting Internal Control Deficiency and Fraud. Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee, if any, or the entire Board of Directors, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

B-1

5. Reporting Violations of Ethics Codes. Each Senior Financial Officer shall promptly bring to the attention of the General Counsel, if any, and to the Audit Committee, if any. or the entire Board of Directors, any information such officer may have concerning any violation of the Company's Code of Business Conduct or of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

6. Reporting Violations of Law. Each Senior Financial Officer shall promptly bring to the attention of the General Counsel, if any, and to the Audit Committee, or the entire Board of Directors, any information such officer may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

7. Anonymous Reporting of Violations. Any violation of this Code of Ethics and any violation by the Company or its directors or officers, of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company may be reported anonymously.

8. Waiver and Amendment of the Code. The Company's Audit Committee, if any, as well as the Company's Board of Directors, shall have the authority to approve a waiver from any provision of this Code of Ethics. The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law. A waiver means the approval of a material departure from a provision of this Code. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

9. Compliance and Accountability. The Audit Committee, if any, or the Board of Directors, will assess compliance with this Code, report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend appropriate action. A violation of this Code may result in disciplinary action including termination of employment.

The Board of Directors shall determine, or designate appropriate persons to determine appropriate actions to be taken in the event of violations of the Code of Business Conduct or of this Code of Ethics by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and this Code of Ethics, and may include any one or more of the following: written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

B-2